Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 of 24/7 Real Media, Inc. for the registration of 7,800,000 shares of its common stock of our report dated August 13, 2004, with respect to the statement of financial position of Decide Holdings Pty Limited and its controlled entities as of June 30, 2004 and 2003 and the related statements of financial performance and cash flows for the years then ended, which report appears in the Form 8-K/A of 24/7 Real Media, Inc. dated September 30, 2004.

/s/ BDO

Sydney, Australia

January 13, 2005